Exhibit 5.5

Anderson Strathern LLP 1 Rutland Court Edinburgh EH3 8EY T +44 (0)131 270 7700 andersonstrathern.co.uk

Valaris Limited Clarendon House 2 Church Street Hamilton Bermuda HM 11	If calling, please ask for: Direct Dial: Fax: Email: Our Ref: Your Ref: Date:	Simon Brown 0131 625 7242 0131 270 7704 simon.brown@ andersonstrathern.co.uk STDB/ENS8.1 11 June 2021

Dear Sirs

Rowan Drilling (UK) Limited - Company Number SC061864 (the “Scottish Company”)

Registration Statement on Form S-1 of Valaris Limited (the “Company”)

INTRODUCTION

In connection with the Company’s filing of the Registration Statement (as defined below), we have been asked to give a legal opinion as to Scots law insofar as the Registration Statement relates to the Scottish Company.

1.	SCOPE AND PURPOSE OF THIS OPINION

1.1	This Opinion is limited to matters of the law of Scotland as applied and interpreted by the courts of Scotland as at the date of this Opinion, and no opinion is given, or shall be deemed to be given, in respect of any other jurisdiction.

1.2	This Opinion is given on the basis of the assumptions set out in Part 1 of the Schedule (Assumptions) and is subject to the qualifications set out in Part 2 of the Schedule (Qualifications).

1.3	This Opinion letter is strictly limited to the matters stated in paragraph 4 (Opinion) and does not extend to any other matters.

1.4	A reference to a provision of law within this Opinion shall also be construed as a reference to a provision of any treaty, legislation, regulation, decree, order or by-law and any secondary legislation enacted under a power given by that provision as amended, applied or re-enacted or replaced as at the date of this Opinion.

1.5	We base our Opinion on the Examined Documents (as they exist as at the date of this Opinion) only, and have not made any other enquiries and in particular we have not, other than as expressly stated in this Opinion, investigated or verified any of the assumptions, or any matter of fact or opinion (whether set out in the Examined Documents or elsewhere).

1.6	This Opinion is strictly limited to the matters specifically stated herein and is not to be read as extending by implication to any other matter.

1.7	This Opinion is given only in relation to the Scottish Company and no opinion is expressed or should be implied in relation to any other person or entity.

2.	INTERPRETATION

2.1	The following terms shall have the following meanings:

"Articles" means the Articles of Association of the Scottish Company as attached at Exhibit A of the Officer’s Certificate;

“Board Resolutions” means the Written Resolutions of the Board of Directors of the Scottish Company dated 30 April 2021 authorizing the execution and delivery of, amongst other things, the Indenture, as attached at Exhibit C of the Officer’s Certificate;

"Corporate Documents" means:-

(1)	the Articles;

(2)	the Board Resolutions;

(3)	the Officer’s Certificate; and

(4)	the Shareholder Resolutions;

"Examined Documents" means the Corporate Documents, the Indenture and the Registration Statement;

“Indenture” means an indenture dated 30 April 2021 between (1) the Company, (2) certain subsidiaries of the Company, including the Scottish Company, as guarantors and (3) Wilmington Savings Fund Society, FSB as Trustee and First Lien Collateral Agent, which indenture is governed by the laws of the State of New York;

“Officer’s Certificate” means an Omnibus Officer’s Certificate dated 30 April 2021 given by the officers of, amongst others, the Scottish Company, pursuant to the Indenture;

“Opinion" means this letter by Anderson Strathern LLP;

“Parent” means Rowan 240C#3, Inc., an exempted company incorporated in the Cayman Islands, whose registered office is located at One Capital Place, 3rd Floor, PO Box 1564, Grand Cayman, KY1-1110, Cayman Islands;

“Registration Statement” means a registration statement on Form S-1 dated 11 June 2021 in relation to Senior Secured First Lien Notes due 2028 in the aggregate principal amount of $550,000,000 (the “Notes”) to be filed by the Company with the U.S. Securities and Exchange Commission (the “Commission”) under the United States Securities Act of 1933 (as amended) (the “Securities Act”);

“Schedule" means the schedule annexed to this Opinion, and which shall form part of this Opinion; and

“Shareholder Resolutions” means Written Resolutions of the Scottish Company passed in writing by the Parent, as the sole eligible member of the Scottish Company, on 30 April 2021 authorizing the execution and delivery of, amongst other things, the Indenture, as attached at Exhibit C of the Officer’s Certificate.

2.2	The headings in this Opinion are included for convenience only and shall not affect the interpretation or construction of this Opinion.

3.	DOCUMENTS EXAMINED AND ENQUIRIES MADE

3.1	For the purposes of this Opinion, we confirm that we have:

3.1.1	examined electronic copies of the Corporate Documents;

3.1.2	examined an electronic copy of the Indenture as provided to us by Kirkland & Ellis LLP on 30 April 2021;

3.1.3	examined an electronic copy of the draft Registration Statement as provided to us by Kirkland & Ellis LLP on 3 June 2021;

3.1.4	searched the information available online from the Companies House Direct Service in respect of the Scottish Company as at 11 June 2021; and

3.1.5	made an email enquiry of the petition department of the Court of Session, Edinburgh, in relation to the Scottish Company as at 11 June 2021.

3.2	Except as stated above, we have not examined any records, registers, agreements, deeds, instruments or other documents entered into by, or affecting, the Scottish Company and we have not made any other enquiries concerning the Scottish Company; and we have not investigated or verified the accuracy of the matters stated therein, all of which we have relied upon in providing this Opinion.

4.	OPINION

Based upon and subject to the foregoing and to any matters not disclosed to us, we are of the opinion that, so far as the law of Scotland is concerned:-

4.1	Incorporation

The Scottish Company is duly incorporated and is validly existing as a private limited liability company under the laws of Scotland.

4.2	Capacity

The Scottish Company has the capacity and power to execute and deliver the Indenture and to exercise its rights and perform its obligations thereunder.

4.3	Authority

The Scottish Company has taken all necessary corporate action to authorise the execution and delivery of the Indenture and the exercise of its rights and performance of its obligations thereunder.

4.4	Choice of Law

Under Scots law, the validity and binding nature of the obligations of the Scottish Company under the Indenture will be treated as being governed by the laws of the State of New York.

5.	BENEFIT AND RELIANCE

5.1	This Opinion is given to you solely for your use in connection with the Registration Statement. It may not be relied upon by any other person or used for any other purpose and neither its contents nor its existence may be disclosed, quoted or made public in any way, in whole or in part, without our prior written consent, save that we hereby consent to:

5.1.1	the filing of this Opinion as an exhibit to the Registration Statement and to the use of our name in the sections under the heading ‘Legal Matters' in the Registration Statement. In giving this consent we do not admit that we are ‘experts’ under the Securities Act or the rules and regulations of Commission issued thereunder with respect to any part of the Registration Statement, including this Opinion; and

5.1.2	the release of this Opinion to Conyers Dill & Pearman and Kirkland & Ellis LLP (the “Permitted Disclosees”), and we hereby permit the Permitted Disclosees to rely on this Opinion for the purposes of their own opinions in connection with the Registration Statement, subject to and in accordance with its terms, including but not limited to the assumptions and qualifications set out herein, as if it had been addressed to them on 11 June 2021. Accordingly, this Opinion may be used by the Permitted Disclosees only in connection with the Registration Statement, and on the basis that it sets out our opinion on certain matters of Scots law as at 11 June 2021, provided that nothing in this Opinion nor the release of it to any Permitted Disclosee shall create or constitute a solicitor-client (or any other fiduciary) relationship between Anderson Strathern LLP and such Permitted Disclosee.

5.2	This Opinion is given by Anderson Strathern LLP and by no other person.

5.3	The total aggregate liability of Anderson Strathern LLP under and in connection with this Opinion shall not exceed £10,000,000.

6.	GOVERNING LAW

This Opinion and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with the law of Scotland.

Yours faithfully

/s/ Simon T D Brown

for and on behalf of

Anderson Strathern LLP

by Simon T D Brown

a Member of Anderson Strathern LLP

This is the Schedule relative to the foregoing Opinion by Anderson Strathern LLP

SCHEDULE

Part 1

Assumptions

In providing this Opinion, we have assumed, without making any further enquiry, the following matters:

1.	that all signatures and seals on the Examined Documents are genuine and all signatures which purport to have been attested were made in the presence of the purported witness;

2.	that all documents submitted to us as originals are authentic and complete;

3.	that all documents submitted to us as copies (including without limitation by facsimile transmission, or by PDF or similar electronic format) conform to the originals, and that such originals were authentic and complete when copied;

4.	that each of the parties to the Indenture, other than the Scottish Company, has been duly incorporated and validly exists under the law of its jurisdiction and has, in relation to the Indenture, the requisite capacity, power and authority at the relevant time to: (a) execute and deliver the Indenture; and (b) perform its obligations and exercise its rights under the Indenture;

5.	that the Indenture has been duly executed and unconditionally delivered by all the parties to it;

6.	that the Examined Documents provided to us remain accurate and have not been revoked, rescinded, repudiated, superseded or amended or varied from the form examined by us and referred to in this Opinion and no obligation under any of them has been waived;

7.	that the documentation and information obtained and referred to in paragraph 3 of this Opinion remains accurate, complete and up to date, no amendments have been made to such documentation or to any of the records and registers from which the information has been obtained since the time that we received such documentation and information and there is no information which should have been disclosed by those searches which has not been disclosed for any reason;

8.	that the Examined Documents contain all relevant information which is material for the purpose of this Opinion and there are no other agreements, instruments or arrangements whether oral or written between any of the parties to the Indenture which modify the terms of or supersede the Indenture or which may render the information inaccurate, incomplete or misleading or which may otherwise affect the conclusions stated in this Opinion;

9.	that there are no facts or circumstances (and no documents, agreements, instruments or correspondence) which are not apparent from the face of the Examined Documents or which have not been disclosed to us which may affect the validity or enforceability of the Examined Documents or any obligation in them or otherwise affect the conclusions stated in this Opinion;

10.	that all representations as to fact made in the Examined Documents are or were, as applicable, true, accurate and correct in all respects on the date they were expressed to be made and the terms of the Examined Documents have been and will be observed and performed by each of the parties to them;

11.	that the Board Resolutions were duly passed in accordance with the constitutional documents of the Scottish Company, are in full force and effect and the approval of the Scottish Company’s entry into the Indenture contained in the Board Resolutions was validly given and a proper exercise of the authority of the Directors of the Scottish Company;

12.	that that the Shareholder Resolutions were duly passed in accordance with the constitutional documents of the Scottish Company and are in full force and effect;

13.	that the Indenture has been validly executed by all of the parties thereto in accordance with the requirements of the laws of the State of New York, constitutes legal, valid, binding and enforceable obligations on the parties thereto in accordance with its terms as a matter of those laws and that the Indenture has the same meaning and effect as if it were governed by Scots law;

14.	that that the obligations of the Scottish Company under the Indenture constitute valid and binding obligations under all relevant laws (other than the law of Scotland) and any security or other encumbrance created by or referred to in the Indenture is effective and has been duly perfected in accordance with its governing law (other than the law of Scotland);

15.	in respect of any party to any of the Examined Documents and its members, partners, officers, employees, agents and advisers (as the case may be), there is no bad faith, fraud, coercion, duress, error or undue influence;

16.	that no proceedings have been commenced or any injunction granted against the Scottish Company to restrain it from performing any of its obligations under the Indenture;

17.	that the Scottish Company is solvent (unless this is contrary to the information obtained and referred to in paragraph 3 of this Opinion) and has no contractual restrictions that prevent it from entering into, and performing its obligations under, the Indenture;

18.	that the Indenture has been executed on behalf of the Scottish Company by the person or persons authorised to do so under the Board Resolutions;

19.	that the entry into and performance by the Scottish Company of the Indenture was, at the time of execution of the Indenture by the Scottish Company, for the commercial benefit and in the best interests of the Scottish Company and for proper purposes and that there are reasonable grounds for believing that such entry into and performance was for the commercial benefit and in the best interests of the Scottish Company;

20.	that the execution of the Indenture, the issue of the Notes, the giving of the guarantee under the Indenture or the exercise of its rights or performance of its obligations under the Indenture do not and will not cause the Scottish Company or its directors to be in default of any borrowing, guarantee or similar restriction to which it is subject;

21.	that the copy of the Articles examined by us is complete and up to date and would, if issued today, comply, as respects the articles of association, with Section 36 of the Companies Act 2006;

22.	the due execution, issue and authentication of the Notes;

23.	the accuracy and completeness of the statements made in the Officer’s Certificate, and that such statements remain accurate and complete as at the date of this opinion;

24.	that the directors of each company Guarantor (as defined in the Indenture) have complied with their duties as directors in so far as relevant to this Opinion;

25.	that the Indenture does not concern or relate to any transaction which is “extortionate” within the meaning of Section 244 of the Insolvency Act 1986;

26.	that the Indenture has not been entered into in connection with money laundering or any other unlawful activity;

27.	that any subordinate legislation originally made under the European Communities Act 1972 and relevant to this Opinion is valid in all respects;

28.	that insofar as any obligation under the Indenture is to be performed in, or is otherwise subject to, any jurisdiction other than Scotland, its performance will not be illegal or ineffective or contrary to public policy in that jurisdiction;

29.	that all acts, conditions or things required to be fulfilled, performed or effected in connection with the Indenture under the laws of any jurisdiction other than Scotland have been duly fulfilled, performed and effected in accordance with the laws of each such jurisdiction;

30.	that no person has taken or will take any action in relation to the Notes (i) which constitutes carrying on, or purporting to carry on, a regulated activity in the United Kingdom in contravention of section 19 of the Financial Services and Markets Act 2000 (the “FSMA”) (within the meaning of the FSMA), or (ii) in consequence of anything said or done by any person in the course of carrying on a regulated activity (within the meaning of the FSMA) in the United Kingdom in contravention of that section;

31.	that (i) no person has taken or will take any action in relation to the Notes which constitutes an offer to the public of securities in the UK, except in circumstances which do not require the publication of a prospectus, and (ii) no request has been or will be made for the admission of the Notes to trading on a regulated market situated or operating within the UK. For the purposes of this paragraph 30, an “offer to the public of securities” and a “regulated market” each has the meaning given in Regulation (EU) 2017/1129 (as it forms part of the law of Scotland pursuant to the European Union (Withdrawal) Act 2018 (as amended));

32.	that all marketing of the Notes has taken place outside the United Kingdom or in such a way that does not contravene section 21 of the FSMA;

33.	that any party to the Indenture or holder of the Notes which is subject to the supervision of any regulatory authority in the United Kingdom has complied and will comply with the requirements of such regulatory authority in connection with the issue or offering of the Notes and

34.	that any authorisation from a government agency, governmental authority or other statutory body has been issued intra vires and we have made no enquiries into the powers and capacity of such body in relation to the issuance of such authorisation.

Part 2

Qualifications

The opinions set out in this Opinion are subject to the following qualifications:

1.	the laws of administration, liquidation, bankruptcy, insolvency, receivership, administrative receivership, moratorium, reconstruction, arrangement, compromise, reorganisation, suretyship or similar laws affecting creditors' rights generally apply;

2.	searches will not necessarily reveal whether or not a resolution has been passed, an appointment made or proceedings commenced, or a charge or other registrable document created, since particulars of such matters are not required to be filed with any court or registry immediately but only within a specified period. In addition, the searches are not conclusively capable of disclosing whether or not insolvency proceedings have been commenced in Scotland and they do not indicate if insolvency proceedings have commenced elsewhere;

3.	we have not considered the particular circumstances of any other party to the Indenture (save for the Scottish Company to the extent expressly stated in this Opinion) or the effect of such particular circumstances on the Indenture;

4.	we give no opinion on matters of fact, and we have not been responsible for verifying the accuracy of the information or the reasonableness of any statements of opinion contained in the Registration Statement (or any part of it), or that no material information has been omitted from it. Accordingly, we express no opinion as to whether the Registration Statement (or any part of it) contains all the information required to be contained in it or whether the persons responsible for the Registration Statement have discharged their obligations in relation to the information contained in or disclosed by the Registration Statement;

5.	the Indenture will be subject to the rights of third parties in certain circumstances including:-

(a)	the claims of certain preferential creditors in, and duly appointed insolvency practitioners in respect of certain costs in, any relevant insolvency procedure; and

(b)	the rights of any person acquired in respect of an asset the subject of the Indenture (or any related document), notwithstanding notice of any prohibitions and restrictions set out in the Indenture (or any related document) on such rights being acquired; and

(c)	the rights of any trustee appointed under a trust deed, or a trustee in sequestration;

6.	the term “binding”, as used in this Opinion, means that the obligation is of a type which the Scottish courts enforce. This does not mean that the obligation will necessarily be legally binding and enforceable in all circumstances in accordance with its terms;

7.	we express no opinion as to any provision of the Indenture (or any related document) to the extent that it purports to declare or impose a trust in respect of any payment or asset received by any person;

8.	we express no opinion as to the effect of the Indenture (or any related document) on assets situated outside Scotland;

9.	under the law of Scotland, there is no separation of legal and beneficial ownership, the English law concept of an equitable charge is not recognised, nor is the English law distinction between a mortgage and a charge and it is not generally possible to create a security over moveable property without possession by the chargee;

10.	we express no opinion or make any form of representation as to the financial condition or prospects, or accounting position of the Scottish Company;

11.	we express no opinion on any tax matters;

12.	if a Scottish court assumes jurisdiction,

(i)	it would not apply New York law if:

(a)	New York law were not pleaded and proved; or

(b)	to do so would be contrary to Scottish public policy or mandatory rules of Scots law; or

(c)	to do so would give effect to a foreign penal, revenue or other public law; and

(ii)	it may have to have regard to the law of the place of performance of any obligation under the Indenture which is to be performed outside Scotland. It may refer to that law in relation to the manner of performance and the steps to be taken in the event of defective performance.

12.	there is doubt as to the enforceability in Scotland, in original actions or in actions for enforcement of judgments of United States courts, of liabilities founded in United States federal or state securities law;

13.	Article 10 of the Indenture provides that the obligations of each Guarantor (as defined therein) will not be affected by certain circumstances. We express no opinion as to whether this will be effective;

14.	to the extent that it relates to United Kingdom stamp duty, any undertaking or indemnity given by each Guarantor may be void under section 117 of the Stamp Act 1891;

15.	a Scottish court will not necessarily grant any remedy the availability of which is subject to the discretion of the court. In particular, decrees for specific implement or interdict are, in general, discretionary remedies under Scottish law and specific implement may not be available where damages are considered by the court to be an adequate alternative remedy or where the obligation in respect of which implementation is sought cannot be sufficiently identified and expressed for the purposes of valid enforcement;

16.	where obligations are to be performed, observed or are based upon a matter arising in a jurisdiction outside Scotland, they may not be enforceable in Scotland to the extent that performance would be illegal, unenforceable or contrary to public policy under the laws of that other jurisdiction;

17.	enforcement may be restricted by the principles relating to the frustration of contracts by events happening after their execution;

18.	we do not express any view on the particular remedies available on enforcement, such as specific implement or interdict, which are discretionary remedies;

19.	enforcement may be limited by applicable laws relating to prescription, limitation, bankruptcy, sequestration, liquidation, receivership, administration, insolvency or other laws relating to creditors' rights generally or by the application of rules of equity or public policy;

20.	the award of costs in legal proceedings in Scotland is discretionary and accordingly a Scottish court may refuse to give effect to any provisions providing for the payment of costs and expenses in respect of such proceedings;

21.	any provision relating to the payment of liquidated damages, compensation, additional interest or similar amounts might be held unenforceable on the ground that it constitutes a penalty;

22.	although monetary decrees of Scottish courts would normally be expressed in GB Sterling, in monetary claims for foreign currency Scottish courts may (but are not obliged to) issue a decree expressed as an order to pay the appropriate amount of foreign currency. The decree will, however, require to be converted into GB Sterling for the purpose of diligence and enforcement. Indebtedness denominated in a foreign currency claimed in the insolvency of a Scottish Company must be converted into GB Sterling for this purpose;

23.	any power of attorney conferred by the Indenture (or any related document) might not survive the bankruptcy, winding up, administration, sequestration, dissolution or receivership of, or the appointment of a trustee to, the entity which granted such power of attorney;

24.	the Scottish courts may not give effect to any provision in the Indenture (or any related document) which provides that in the event of any invalidity, illegality or unenforceability of any provision of such document, the remaining provisions of that document shall not be affected or impaired, particularly if to do so would require the court to make a new contract for the parties;

25.	claims may become barred under the Prescription and Limitation (Scotland) Act 1973 or may be or become subject to defences of retention, compensation, set-off, waiver, personal bar or counterclaim;

26.	enforcement may be limited by general principles of equity;

27.	the effectiveness of a contract term seeking to exclude or restrict liability of a party for negligence or breach of duty is limited by the Unfair Contract Terms Act 1977 (as amended);

28.	a court in Scotland may refuse to accept jurisdiction or stay or sist proceedings in certain circumstances, for example, if related proceedings are being brought concurrently elsewhere or if another forum is more convenient. If a judgement has been given in proceedings in another jurisdiction which is enforceable or capable of recognition in Scotland, then the party in whose favour such judgement was given cannot bring proceedings between the same parties in Scotland on the same cause of action;

29.	no opinion is expressed as to the exact interpretation which would be placed by a court upon any particular wording in the Indenture;

28.`	if, and to the extent that, the Indenture (or any related document) purports to create any security over assets in, or governed by the laws of, Scotland, the effectiveness thereof may be limited by the requirements of Scots law relating to the creation of security over different types of assets;

29.	no opinion is expressed as to the perfection of any security expressed to be created by the Indenture (or any related document) to the extent that such security purports to relate to assets situated outside Scotland or to obligations which are governed by the laws of, or fall to be performed in, a jurisdiction other than Scotland;

30.	a person in whose favour any security is purported to be granted can achieve no better interest in the assets subject to the security expressed to be created by the Indenture (or any related document) than that of the Scottish Company. In particular, the assets the subject of any security purported to be created by the Indenture (or any related document): (a) may be subject to rights of set-off or counter-claim, charges, assignations, encumbrances or other rights or interests of third parties which may have priority over such security ("Encumbrances") which exist at the time the security is created or the relevant assets are acquired; and (b) may hereafter become subject to Encumbrances;

31.	we express no opinion on the title of the Scottish Company to the assets or rights expressed to be subject to a security interest under the Indenture (or any related document), or the existence or value of such assets or rights;

32.	we express no opinion on the priority of any security interest created by the Indenture (or any related document) against any other security interest granted, or to be granted, over, or any other dealing with, the relevant assets;

33.	we express no opinion on the available methods of enforcing any security interest created by the Indenture (or any related document);

34.	there could be circumstances in which a certificate, determination or the like given or made, or discretion exercised, pursuant to the Indenture (or any related document), would not be treated as final. Where any person is vested with a discretion or may determine a matter in its opinion, Scots law may require that such discretion be exercised reasonably or that such opinion be based on reasonable grounds. Any provision to the effect that any calculation, determination or certification will be conclusive and binding will not be effective if such calculation, determination or certification is fraudulent or is made on an unreasonable or arbitrary basis, or in the event of a manifest error, and a Scottish court may regard any such calculation, determination or certification as no more than prima facie evidence of the matter calculated, determined or certified; and

35.	this Opinion is subject to any limitations arising from:

(i)	United Nations, European Union or United Kingdom sanctions or other similar measures applicable to any party to the Indenture or any transfers or payments made under the Indenture; and

(ii)	EU Regulation 2271/96 (as it forms part of Scots law pursuant to the European Union (Withdrawal) Act 2018 (as amended)) protecting against the effects of the extra-territorial application of legislation adopted by a third country (the “Blocking Regulation”) and legislation related to the Blocking Regulation.